Ex-99.1

News Release

For Immediate Release                                                                                                 For Further Information, Contact:
November 20, 2007                                                                                               George Lancaster, Hines
                                713/966-7676
                    George_lancaster@hines.com

HINES REIT ACQUIRES JPMORGAN CHASE TOWER IN DALLAS

(DALLAS) – The Dallas office of Hines, the international real estate firm, announced today that Hines REIT has acquired JPMorgan Chase Tower from 2200 Ross, L.P.  The 55-story, Class A office tower is located at 2200 Ross Avenue in the Arts District/Midtown area of Dallas.  The seller was represented by Holliday Fenoglio Fowler in the transaction.  Hines is the sponsor of Hines REIT, and is responsible for the management and leasing of its assets.

    The 1,296,407-square-foot office tower was designed by Skidmore, Owings & Merrill and was completed in 1987.  It is recognizable by its unique architecture, which includes a curved glass top and a seven-story keyhole in the center of the building near the top.  Parking is provided on six floors beneath the building, as well as in an adjacent 14-story garage.

    The property is 92 percent leased to tenants including:  JPMorgan Chase; Locke Lord Bissell & Liddell LLP; Deloitte & Touche LLP; and Fulbright & Jaworski.

    “We believe JPMorgan Chase Tower is an outstanding investment for the Hines REIT due to its superior architecture, tenancy and prominent location,” said Charles Hazen, president of Hines REIT.

     “Hines has had a presence in Dallas for more than 33 years, and this is an exciting opportunity for the firm to expand its longstanding presence in the area with the acquisition of this high-profile building,” said Senior Vice President Clayton Elliott.

Hines REIT is a Houston-based public real estate investment trust sponsored by Hines.  Hines REIT commenced operations in November 2004 and primarily invests in institutional-quality office properties located in the United States. Including this acquisition, Hines REIT currently owns interests in 40 properties, two of which are located outside of the United States.  For additional information about Hines REIT, please see www.hinesreit.com.

Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for over 50 years.  With offices in 68 U.S. cities and 15 foreign countries, and controlled assets valued at approximately $19.9 billion, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.

Statements in this news release, including but not limited to those relating to intentions, beliefs, expectations,  projections, plans or predictions, including effects and results of the acquisition and other statements that are not historical facts are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate.  Important factors that could cause actual results to differ materially from those in the forward looking statements include risks associated with property acquisitions, changes in general economic and real estate market conditions, interest rate fluctuations, competition, dependence on tenants’ financial condition, dependence on Hines and other risks described in the “Risk Factors” sections of Hines REIT’s Registration Statement on Form S-11, its Annual Report on Form 10-K, and its other filings with the Securities and Exchange Commission.